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                                                                      Exhibit 7
GRUPO IUSACELL CELULAR, S.A. DE C.V.
DECEMBER 31 2001

Debt offering

Ratio of earnings to fixed charges calculation

Computation under Mexican GAAP

DESCRIPTION

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
                                                                                                                  a $ December 01
                                                                                                                           December
                                                                 1996         1997          1998       1999      2000        2001
                                                                 ----         ----          ----       ----      ----        ----

Income (loss) from continuing  operations                      (598,489)  (1,515,810)   (1,657,470)   435,049  (672,420)   (297,676)
Add income tax, assets tax and deferred income tax               57,990       68,702        82,047    150,889   156,335     146,404
                                                               --------   ----------    ----------    -------  --------    --------
Pretax income (loss) from continuing operations                (540,499)  (1,447,108)   (1,575,422)   585,938  (516,085)   (151,272)
Add:
Integral cost of financing (expense only)                       719,179      393,142       285,379    329,535   538,963     409,775
Amortization of debt expense and discount of premium                  0            0             0          0         0           0

Interest portion of rent expense                                    916        3,175         3,741      2,828     2,828         707
Losses from < 50% owned affiliates                                9,954            0             0     22,703    18,511      38,192
Amortized portion of capitalized integral cost of financing       2,283        2,799        55,650     17,668    33,675      35,781
                                                               --------   ----------    ----------    -------  --------    --------
AJUSTED EARNINGS (A)                                            191,833   (1,047,992)   (1,230,652)   958,673    77,892     333,183

Fixed charges:
Integral cost of financing (whether expensed or capitalized)    719,179      466,585     1,354,070    329,535   538,963     409,775
Amortization of debt expense and discount or premium                  0            0             0          0         0           0
The interest portion of rent expense
Preffered stock dividend requirement (Should be N/A)                916        3,175         3,741      2,828     2,828         707
                                                               --------   ----------    ----------    -------  --------    --------
TOTAL FIXED CHARGES (B)                                         720,095      469,760     1,357,811    332,363   541,791     410,482


EARNING TO FIXED CHARGES (A/B)                                   0.2664      (2.2309)      (0.9064)    2.8844    0.1438      0.8117
ADJUSTED PRETAX EARNINGS LESS FIXED CHARGES                    (528,262)  (1,517,752)   (2,588,464)   626,310  (463,899)    (77,299)
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